Exhibit 10.56

[•], 2022

[Name]

[Address]

Re: Retention Bonus Agreement

Dear [•]:

In connection with the proposed sale (the “Transaction”) of Horizon Therapeutics plc (the “Company”) to Amgen Inc., the Company has selected you, in light of your contributions to date, to receive a special retention bonus (the “Retention Bonus”) in accordance with the terms of this letter agreement (this “Agreement”). This Agreement and the Retention Bonus are conditioned on the consummation of the Transaction (the “Closing”). If the Transaction is abandoned by the Company or the Transaction Agreement between the Company and Amgen Inc., dated December 12, 2022 (the “Transaction Agreement”), is terminated prior to the Closing, this Agreement will terminate and be of no force or effect and you will not be entitled to keep the Retention Bonus.

The Retention Bonus shall equal an aggregate cash amount of USD $[•] (the “Bonus Amount”), less applicable payroll withholdings and deductions, payable on or prior to December 31, 2022, subject to your continued employment with the Company or one of its parents, affiliates, or subsidiaries (collectively, the “Company Group”) through the payment date, and subject to a right of the Company to clawback the Bonus Amount (the “Clawback Right”) as further described below.

In the event of your termination of employment by the Company Group for Cause or your resignation without Good Reason (each, as defined below), in each case, prior to the Closing, you must re-pay the Company 100% of the Bonus Amount, net of any amount of taxes withheld at the time of payment in respect of 100% of the Bonus Amount.

In the event of your termination of employment by the Company Group for Cause or your resignation without Good Reason, in each case, after the Closing and prior to the date that is six (6) months following the Closing (the “Second Retention Date”), you must re-pay the Company 50% of the Bonus Amount, net of any amount of taxes withheld at the time of payment in respect of 50% of the Bonus Amount.

In the event that you remain employed by the Company Group through the earlier of (i) the date the Transaction is abandoned by the Company or (ii) the date the Transaction Agreement is terminated, solely, for the avoidance of doubt, to the extent the Closing has not yet occurred prior to or on such date (each, an “End Date”), you must re-pay the Company 100% of the Bonus Amount, net of any amount of taxes withheld at the time of payment in respect of 100% of the Bonus Amount.

Any re-payment due under this Agreement as a result of the Clawback Right will be paid within sixty (60) days of your termination date or the End Date, as applicable. Additionally, you will use good faith efforts to obtain a refund of any taxes paid related to amounts subject to re-payment and shall remit to the Company any such refund received.

If, prior to the Closing or the Second Retention Date (but in no event following an End Date), your employment with the Company Group is terminated (i) due to your death or disability, (ii) by the Company Group other than for Cause, or (iii) due to your resignation for Good Reason, subject to your execution, delivery and non-revocation of a general release of claims against the Company Group and its affiliates in a form reasonably acceptable to the Company Group (the “Release”), any portion of your Retention Bonus still subject to the Clawback Right will be released from the Clawback Right and you will be entitled to keep the entire amount of your Retention Bonus.

For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in any written employment agreement between you and the Company Group defining such term, and, in the absence of such agreement, such term means any of the following, as determined by the Company Group in its sole discretion: (i) your gross negligence or willful failure to substantially perform any of your duties and responsibilities to the Company Group or willful and deliberate violation of a Company Group policy; (ii) your conviction of a felony or your commission of any act of fraud, embezzlement or dishonesty against the Company Group or involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company Group, to be determined in the sole discretion of the Company Group; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company Group or any other party that you owe an obligation of nondisclosure as a result of your relationship with the Company Group; or (iv) your willful and deliberate breach of obligations under your employment agreement with the Company Group that causes material injury to the business of the Company Group.

For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any written employment agreement between you and the Company Group defining such term, and in the absence of such agreement, means the occurrence of any of the following events, conditions, or actions taken by the Company Group without Cause and without your consent: (i) a material reduction in your duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of your primary work location to a point more than fifty (50) miles from your work location as of the date of this Agreement that requires a material increase in your one-way driving distance; and (iii) a material reduction by the Company Group of your base salary or annual target bonus opportunity, as in effect on the date of this Agreement, unless such reduction is made pursuant to an across-the-board reduction of the base salaries and/ or annual target bonus opportunity of all similarly situated employees of the Company Group. Provided, however, that a resignation shall only be deemed to be for Good Reason pursuant to the foregoing definition if (A) you provide the Company Group with written notice within sixty (60) days following the first occurrence of the condition that you consider to constitute Good Reason describing the condition and the Company Group fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (B) you terminate your employment within thirty (30) days following the end of the period within which the Company Group was entitled to remedy the condition constituting Good Reason but failed to do so.

This letter will be governed by, and construed in accordance with, the laws of the state of Illinois.

It is intended that all payments provided for under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to any such payment became vested, and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of any benefit payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). To the extent that an exemption from Section 409A is not available, the payments provided under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

This Agreement is intended to provide a financial incentive to you and is not intended to suggest any guaranteed period of continued employment. Nothing in this Agreement is intended to alter your “at-will” employment relationship status or change or modify any terms and conditions of your employment with the Company Group.

Accepted and agreed as of the date first written above:

Horizon Therapeutics plc

By:	By:
Name:	Print Name:
Title:

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